Sextant Mutual Funds	(graphic omitted)

Fellow Shareowners:

The events of 2001 include the September 11 terrorist attacks, the Afghanistan war, recession, a sharp bear market for stocks, and spectacular corporate demises. In addition to dealing with loss of life, property, livelihood, and peace of mind in the wake of these events, many investors endured steep equity declines.

Bonds again made gains. The Federal Reserve cut short-term interest rates 11 times to their lowest levels in 40 years, boosting bond prices. Increased demand for bonds from shell-shocked equity investors and the U.S. Treasury’s announcement that it would stop issuing 30-year bonds also helped.

All four Sextant funds bettered their Morningstar peer group averages, evidence of Saturna Capital’s investment management abilities. Three funds (Sextant International, Sextant Growth and Sextant Bond Income) ranked near the top of their Morningstar peer groups.

The no-load Sextant Funds are designed to address a broad spectrum of investment needs. All stress low operating expenses and employ a "fulcrum" advisory fee structure that rewards or penalizes Saturna Capital for investment results. For the fiscal year ended November 30, 2001, comparative total returns and percentile category rankings (1 is best) are:

Sextant Fund	Total Return	vs. Morningstar	Total Return	12-mo. Rank (group size)*
Short-Term Bond	8.67%	Short-Term Bonds	8.64%	63 (211)
Bond Income	12.48%	Long-Term Bonds	12.39%	17 (91)
Growth	-9.57%	Large Growth	-9.65%	6 (962)
International	-14.80%	Foreign Stock	-15.02%	20 (776)

For the fiscal year, total assets in the four funds declined 2.7%. Further information on each Fund is found in the following sections of this report. Our portfolio managers welcome your comments and suggestions. The entire staff works to minimize operating expenses, which are well below industry standards. In the footnotes, you will notice another unusual feature of the Sextant funds: on average, 24% of each Sextant Fund is owned by the trustees, officers, and their immediate families. We invite you to invest your money with ours.

Respectfully,

Nicholas Kaiser, President	Phelps McIlvaine, Vice President
(Manager, Sextant Growth; Sextant International)	(Manager, Sextant Bond Income; Sextant Short-Term Bond)

*The 12-month Rank shows how each Fund ranks (from 1 best to 100 worst) in its Morningstar peer category for the year ended November 30, 2001 - please see next page for more performance information.

January 4, 2002

November 30, 2001 Annual Report

Additional Performance Information

Average Annual Total Returns (as of 12/31/2001)	1 year	5 years	10 years
Sextant Growth Fund	-11.99%	13.92%	9.99%^
Sextant International Fund	-14.77%	6.55%	8.12%*
Sextant Short-Term Bond Fund	7.57%	6.00%	5.71%*
Sextant Bond Income Fund	9.41%	7.18%	5.56%^**

Performance data quoted in this report represents past performance and is no guarantee of future performance. The investment return and principal value of investments in the Funds fluctuate daily, and an investor's shares when redeemed may be worth more or less than the original cost. Morningstar, Inc. is an independent fund performance monitor. Rankings are determined monthly from total returns by Morningstar, by category as determined by Morningstar. The average total return for a category is determined by Saturna Capital, utilizing the Morningstar database. Results are shown for twelve months because of the Sextant Funds performance fee advisory structure.	*since inception, 9/28/1995 **since inception, 3/1/1993 ^fund changed investment objectives & policies on 9/28/1995; results prior to that date may not be meaningful

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Trustees
Saturna Investment Trust

We have audited the accompanying statement of assets and liabilities of the Sextant Short-Term Bond Fund, Sextant Bond Income Fund, Sextant Growth Fund and Sextant International Fund, each a series of the Saturna Investment Trust, including the schedules of investments as of November 30, 2001, and the related statements of operations for the year then ended, and the changes in net assets for each of the two years then ended, and the financial highlights for each of the five years then ended. These financial statements and financial highlights are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of November 30, 2001, by correspondence with the custodian. Our audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Sextant Short-Term Bond Fund, Sextant Bond Income Fund, Sextant Growth Fund, and Sextant International Fund, as of November 30, 2001, the results of their operations for the year then ended, and the changes in their net assets for each of the two years then ended and their financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
December 13, 2001

2	November 30, 2001 Annual Report

(graphic omitted)SEXTANT SHORT-TERM BOND FUND	INVESTMENTS
Rating*	Issuer	Coupon/Maturity	Face Amount	Market Value
	Aerospace - Aircraft (3.5%)
A	McDonnell Douglas /Boeing Capital	9.25% 4/1/2002	$75,000	$76,088
	Auto/Truck Manufacturing (4.3%)
A-	Daimler Crysler Corporation	6.90% 9/1/2004	90,000	93,573
	Banking (8.3%)
A+	Australia & New Zealand Bank	6.25% 2/1/2004	85,000	88,298
A	Bankers Trust (DB) sub notes	8.25% 5/1/2005	85,000	93,653
	SUB-TOTAL		170,000	181,951
	Broadcasting (2.2%)
A	Walt Disney Company	8.00% 1/26/2015	50,000	50,000
	Building Products (3.5%)
A	Lowe's Companies	7.50% 12/15/2005	70,000	76,097
	Chemicals (3.1%)
A-	Praxair	6.15% 4/15/2003	65,000	66,905
	Computer (7.1%)
AA-	Hewlett Packard Company	7.15% 6/15/2005	70,000	73,654
BBB+	Sun Microsystems	7.35% 8/15/2004	80,000	82,632
	SUB-TOTAL		150,000	156,286
	Cosmetics & Toiletries (3.5%)
BBB	Dial Corporation	6.625% 6/15/2003	75,000	77,317
	Electric Utilities (4.6%)
AA-	Florida Power & Light	6.875% 12/1/2005	95,000	99,854
	Finance & Insurance (12.8%)
A	Ford Motor Credit	6.875% 2/1/2016	90,000	91,998
A-	Lincoln National Insurance	7.25% 5/15/2005	100,000	105,320
A-	Washington Mutual Financial	8.25% 6/15/2005	75,000	81,788
	SUB-TOTAL		265,000	279,106
	Food (2.3%)
A	Coca Cola Enterprises	7.875% 2/1/2002	50,000	50,095
	Oil & Gas (10.4%)
AA+	Amoco Canada	7.25% 12/1/2002	70,000	72,373
A-	Columbia Energy Group	6.61% 11/28/2002	50,000	51,090
BBB+	Union Oil of California	7.20% 5/15/2005	100,000	104,750
	SUB-TOTAL		220,000	228,213
	Machinery (8.4%)
A	Deere	6.55% 7/15/2004	90,000	94,284
A	Eaton	6.95% 11/15/2004	85,000	89,505
	SUB-TOTAL		175,000	183,789
	Medical - Health Maintenance Org. (7.3%)
A-	American Home Products	7.90% 2/15/2005	75,000	80,947
A	Cardinal Health	6.50% 2/15/2004	75,000	78,525
	SUB-TOTAL		150,000	159,472
	Retailing (2.4%)
BBB	Safeway	6.05% 11/15/2003	50,000	51,470
	Telecommunications (4.6%)
BBB+	Sprint Capital	5.875% 5/1/2004	100,000	100,940
	Transportation - Air Freight (2.5%)
BBB	Federal Express	9.875% 4/1/2002	55,000	55,682
	US Government (3.9%)
AAA	US Treasury Note	6.00% 8/15/2004	80,000	85,588

	Total Investments (94.7%)	(Cost = $1,996,573)	$1,985,000	2,072,426
	Other Assets (net of liabilities) (5.3%)			116,435
	Total Net Assets (100%)			$2,188,861
	*Ratings are the lesser of S&P or Moody's (unaudited)

November 30, 2001 Annual Report	3

(Graphic Omitted) FINANCIAL HIGHLIGHTS	SEXTANT SHORT-TERM BOND FUND

Selected data per share of capital stock outstanding throughout the year		Year ended November 30,
		2001	2000	1999	1998	1997
Net asset value at beginning of year		$4.95	$4.92	$5.04	$4.99	$5.00
	Income from investment operations
	Net investment income	0.26	0.27	0.26	0.27	0.27
	Net gains or losses on securities (both realized and unrealized)	0.14	0.03	(0.12)	0.05	(0.01)
Total from investment operations		0.40	0.30	0.14	0.32	0.26
	Less distributions
	Dividends (from net investment income)	(0.25)	(0.27)	(0.26)	(0.27)	(0.27)
	Distributions (from capital gains)	-	-	-	-	-
Total distributions		(0.25)	(0.27)	(0.26)	(0.27)	(0.27)
Net asset value at end of year		$5.10	$4.95	$4.92	$5.04	$4.99
Total Return		8.37%	6.20%	2.88%	6.67%	5.45%

Ratios / Supplemental Data
Net assets ($000), end of year		$2,189	$2,555	$1,795	$1,908	$2,508
Ratio of expenses to average net assets		0.51%	0.60%	0.47%	0.48%	0.60%
Ratio of net investment income to average net assets		5.45%	5.40%	5.22%	5.57%	5.58%
Portfolio turnover rate		28%	12%	21%	71%	47%
For the above years, all or a portion of the operating expenses were waived. If costs had not been waived, the resulting increase to the ratio of expenses to average monthly net assets would be .43%, .41%, .57%, .44% and .40%, respectively.

STATEMENT OF ASSETS AND LIABILITIES

As of November 30, 2001
Assets
	Investments (Cost $1,996,573)		$2,072,426
	Cash		80,573
	Interest Receivable		36,629
	Receivable from Adviser		1,868
		Total Assets		$2,191,496

Liabilities
	Other Liabilities		2,635
		Total Liabilities		2,635

Net Assets				$2,188,861

Fund Shares Outstanding				429,083

Analysis of Net Assets
	Paid in Capital (unlimited shares authorized, without par value)		2,146,836
	Undistributed net investment income		1,485
	Accumlated net realized loss on investments		(35,313)
	Unrealized net appreciation		75,853
		Net Assets applicable to Fund shares outstanding		$2,188,861

Net Asset Value, Offering and Redemption price per share				$5.10

(The accompanying notes are an integral part of these financial statements)

4	November 30, 2001 Annual Report

SEXTANT SHORT-TERM BOND FUND	STATEMENT OF OPERATIONS (Graphic Omitted)

			For the year ended November 30, 2001
Investment Income
	Interest income		$139,610
	Amortization of bond premium		(12,882)
	Miscellaneous Income		600
	Accretion		335
		Gross Investment Income		$127,663

Expenses
	Investment advisor and administration fee		10,967
	Professional fees		2,962
	Custodian fees		2,118
	Meetings		1,167
	Insurance fees		975
	Filing and Registration fees		884
	Printing and postage		803
	Miscellaneous expenses		381
	Total gross expenses		20,257
	Less: Advisor fees waived		(7,135)
	Less: Custodian fees waived		(2,118)
	Net expenses			11,004
		Net Investment income		116,659

Net realized loss on investments
	Proceeds from sales		987,863
	Less: cost of securities sold based on identified cost		1,002,626
		Realized net loss		(14,763)

Unrealized gain on investments
	End of year		75,853
	Beginning of year		(5,081)
		Increase in unrealized gain for the year		80,934
		Net realized and unrealized gain on investments		66,171

Net increase in net assets resulting from operations				$182,830

(The accompanying notes are an integral part of these financial statements)

November 30, 2001 Annual Report	5

(Graphic Omitted) STATEMENT OF CHANGES IN NET ASSETS	SEXTANT SHORT-TERM BOND FUND

		Year ended	Year ended
		Nov. 30, 2001	Nov. 30, 2000
INCREASE IN NET ASSETS
From Operations
	Net investment income	$116,659	$119,063
	Net realized loss on investments	(14,763)	(9,191)
	Net increase (decrease) in unrealized appreciation	80,934	24,047
	Net increase in net assets from operations	$182,830	$133,919

Dividends to shareowners from
	Net investment income	(114,823)	(119,079)

Fund Share transactions
	Proceeds from sales of shares	351,703	963,173
	Value of shares issued in reinvestment of dividends	113,922	118,846
		465,625	1,082,019
	Cost of shares redeemed	(899,416)	(337,611)
	Net increase (decrease) in net assets from share transactions	(433,791)	744,408
Total increase (decrease) in net assets		$(365,784)	$759,248

NET ASSETS
	Beginning of year	2,554,645	1,795,397
	End of year	$2,188,861	$2,554,645

Shares of the fund sold and redeemed
	Number of shares sold	70,340	196,084
	Number of shares issued in reinvestment of dividends	22,596	24,197
		92,936	220,281
	Number of shares redeemed	(180,306)	(68,785)
Net increase (decrease) in number of shares outstanding		(87,370)	151,496

(The accompanying notes are an integral part of these financial statements)

DISCUSSION OF SEXTANT SHORT-TERM BOND FUND PERFORMANCE	(unaudited)

FISCAL YEAR 2001
For the fiscal year ended November 30, 2001, the Sextant Short-Term Bond Fund returned 7.50% to its shareowners. Reflecting many changes in short-term interest rates during the year, the Fund’s price moved in a wider range (4.2%) than past years, from $4.96 to $5.17. For the fiscal year, the Fund ranked in the top 63% of 211 funds in the Morningstar “Short-term Bond” category. For the last five years, the Fund has provided a 5.96% annualized total return and ranks in the top 47% of 146 funds in its Morningstar category. At November 30, 2001, the Fund held Morningstar’s 4-star rating (judged against 1822 Fixed Income funds). For the second year, the Fund substantially outperformed most equity portfolios as the stock market declined again.

6	November 30, 2001 Annual Report

FACTORS AFFECTING PAST PERFORMANCE
Over the last twelve months, the Federal Reserve reversed its prior year rate increases and lowered the Federal Funds rate from 6.50% to 1.75% to boost the economy. This caused a dramatic steepening of the US Treasury yield curve and drove prices of short-term notes higher. Despite this historic reduction in short-term rates, yields on long-term US Treasury bonds are nearly unchanged – despite the cancellation of the issuance of thirty-year bonds. The yields on investment-grade corporate debt are lower than one year ago and the returns from investment-grade corporate debt exceeded the returns from US Treasuries. This benefited the Fund as its portfolio consists primarily of corporate bonds. Lower short-term interest rates caused the Fund’s current yield to drop. The Fund’s average maturity continued at less than three years.

LOOKING FORWARD
We expect the US economy to start growing again by mid-2002, inflation to remain subdued and the yield curve to flatten as the recovery unfolds. We expect this recovery to manifest itself slowly. As usual, short-term rates will rise once economic recovery is clear. The Federal Reserve Bank and the US Government reacted to the onset of recession by lowering interest rates and reducing federal income taxes. Early success in the “war on terrorism” and raising consumer confidence have eroded bi-partisanism in the federal government and the focus turns to the 2002 election season. Further stimulus is unlikely now. Falling energy prices, lower mortgage rates and low inflation are supporting consumer spending and the economy. We expect The Federal Reserve to slowly push short-term interest rates back up toward the 4% range. This should produce a flatter yield curve and slightly wider corporate spreads in the short end.

MANAGEMENT FEE CALCULATIONS
The Sextant Short-Term Bond Fund calculates part of its management fee based on a comparison of the Fund’s return to the average return of the Morningstar category Short-Term Bond. The Fund’s 12-month return (7.50%) differed by less than one percent from that of the average (7.65%) on November 30, 2001. Therefore, no performance adjustment to the basic 0.60% management fee was made for the month of December 2001.

COMPARISON TO INDEX
Comparison of any mutual fund to a market index must be made bearing in mind that the Index is unmanaged, and expense-free. The graph below compares $10,000 invested in the Fund at its inception in September 1995, compared to a similar amount invested in the Salomon Brothers Gov/Corp Investment Grade Bond Index for maturities between one and three years. The graph shows that a $10,000 investment made on September 1995 would have risen to $14,152 in the Fund and $14,944 in the Index. The returns shown do not reflect the deduction of income taxes that an investor could pay on income received or the sale of profitable investments.

Sextant Short-Term Bond Fund vs. Salomon Gov/Corp 1-3 yr.

(graph omitted)

November 30, 2001 Annual Report	7

INVESTMENTS	SEXTANT BOND INCOME FUND (Graphic Omitted)
Rating	Issuer		Coupon/Maturity	Face Amount	Market Value
	Banking (10.6%)
A+	Chase Manhattan		7.125% 6/15/2009	$50,000	$53,450
A	Citicorp		7.25% 10/15/2011	50,000	53,600
A-	Comerica Bank		7.125% 12/1/2013	50,000	48,309
AA-	Norwest Financial		6.85% 7/15/2009	50,000	52,840
		SUB-TOTAL		200,000	208,199
	Building Products (3.2%)
BBB	Masco Corporation		7.125% 8/15/2013	60,000	62,706
	Chemicals (2.8%)
A-	Air Products & Chemicals		8.75% 4/15/2021	50,000	55,635
	Computer (1.5%)
A	Dell Computer		6.55% 4/15/2008	30,000	30,195
	Diversified Financial Services (3.6%)
AAA	General Electric Capital		8.125% 5/15/2012	60,000	69,816
	Electric Utilities (5.2%)
A+	Alabama Power		7.75% 2/1/2023	50,000	50,295
BBB	Commonwealth Edison		7.50% 7/1/2013	50,000	51,960
		SUB-TOTAL		100,000	102,255
	Electronics (2.5%)
A-	Koninlijke Phillips Electronics		7.25% 8/15/2013	50,000	49,420
	Food (5.6%)
Baa	Conagra		7.875% 9/15/2010	50,000	55,390
A+	Hershy Foods		6.95% 8/15/2012	50,000	53,740
		SUB-TOTAL		100,000	109,130
	Insurance (6.7%)
A	Allstate		7.50% 6/15/2013	50,000	54,630
A	Progressive		7.00% 10/1/2013	75,000	76,410
		SUB-TOTAL		125,000	131,040
	Investment Finance (5.4%)
A	Morgan Stanley Dean Witter		6.75% 10/15/2013	50,000	50,750
BBB+	Paine Webber Group		7.625% 2/15/2014	50,000	55,770
		SUB-TOTAL		100,000	106,520
	Machinery (2.5%)
A	Caterpillar Inc.		9.375% 8/15/2011	40,000	48,924
	Medical Supplies (2.2%)
A+	Becton Dickinson		7.15% 10/1/2009	40,000	42,660
	Oil & Gas (8.9%)
BBB	Coastal Energy (El Paso Corp.)		9.625% 5/15/2012	65,000	76,219
A	Norsk Hydro A/S (Yankee)		7.50% 10/1/2016	50,000	53,555
A	Texaco Capital		8.625% 6/30/2010	40,000	45,634
		SUB-TOTAL		155,000	175,408
	Retailing (11.6%)
A+	Dayton Hudson (Target Stores)		10.00% 1/1/2011	50,000	64,645
A	Lowe's Corp.		8.25% 6/1/2010	50,000	57,390
A+	May Department Stores		8.00% 7/15/2012	50,000	56,470
AA	Wal-Mart Stores		7.25% 6/1/2013	45,000	49,869
		SUB-TOTAL		195,000	228,374
	Telecommunications (2.6%)
AA-	GTE		6.90% 11/1/2008	50,000	51,990
	Transportation (5.2%)
A	General Motors		7.70% 4/15/2016	50,000	50,700
A	US Freightways Corp.		8.50% 4/25/2010	50,000	51,014
		SUB-TOTAL		100,000	101,714
	US Government (15.7%)
AAA	US Treasury Bond		7.25% 5/15/2016	260,000	307,369

	Total Investments (95.8%)		(Cost = $1,832,443)	$1,715,000	1,881,355
	Other Assets (net of liabilities) (4.2%)				83,231
	Total Net Assets (100%)				$1,964,586

*Ratings are the lesser of S&P or Moody's (unaudited)
November 30, 2001 Annual Report	9

FINANCIAL HIGHLIGHTS	SEXTANT BOND INCOME FUND (graphic omitted)

Selected data per share of capital stock outstanding throughout the year
			Year ended November 30,
			2001	2000	1999	1998	1997
Net asset value at beginning of year			$4.56	$4.59	$5.00	$4.83	$4.76
	Income from investment operations
	Net investment income		0.30	0.29	0.30	0.29	0.30
	Net gains or losses on securities (both realized and unrealized)		0.25	(0.03)	(0.41)	0.17	0.07

Total from investment operations			0.55	0.26	(0.11)	0.46	0.37
	Less distributions
	Dividends (from net investment income)
		Taxable	(0.30)	(0.29)	(0.30)	(0.29)	(0.30)
	Distributions (from capital gains)		-	-	-	-	-
Total distributions			(0.30)	(0.29)	(0.30)	(0.29)	(0.30)
Net asset value at end of year			$4.81	$4.56	$4.59	$5.00	$4.83
Total return			12.40%	6.05%	(2.20)%	10.08%	8.24%
Ratios/supplemental data
Net assets ($000), end of year			$1,965	$1,505	$885	$1,345	$1,092
Ratio of expenses to average net assets			0.34%	0.35%	0.39%	0.30%	0.47%
Ratio of net investment income to average net assets			6.71%	6.56%	6.31%	6.24%	6.85%
Portfolio turnover rate			30%	0%	20%	0%	51%
For each of the above years, all or a portion of the operating expenses were waived. If these costs had not been waived, the resulting increases to the ratio of expenses to average monthly net assets would be .72%, .64%, .66%,.61%, and .63%, respectively.

STATEMENT OF ASSETS AND LIABILITIES

As of November 30, 2001
Assets
	Investments (cost $1,832,443)		$1,881,355
	Cash		52,472
	Interest receivable		30,411
	Insurance reserve premium		1,221
		Total Assets		$1,965,459
Liabilities
	Other Liabilities		873
		Total Liabilities		873
Net Assets				$1,964,586
Fund Shares Outstanding				408,067
Analysis of Net Assets
	Paid in capital (unlimited shares authorized, without par value)		2,005,335
	Accumlated net realized loss on investments		(89,661)
	Unrealized net appreciation		48,912
		Net Assets applicable to Fund shares outstanding		$1,964,586
Net Asset Value, Offering and Redemption price per share				$4.81

(The accompanying notes are an integral part of these financial statements)
10	November 30, 2001 Annual Report

(graphic omitted) SEXTANT BOND INCOME FUND	STATEMENT OF OPERATIONS
			For the year ended November 30, 2001
Investment income
	Interest income		$108,542
	Amortization of bond premium		(3,791)
	Miscllaneous income		5,288
		Gross Investment Income		$110,039
Expenses
	Investment advisor and administration fee		9,497
	Professional fees		2,254
	Filing and Registration fees		871
	Custodian fees		818
	Meetings		756
	Printing and postage		599
	Insurance fees		575
	Miscellaneous expenses		295
	Total gross expenses		15,665
		Less: Advisor fees waived	(9,497)
		Less: Custodian fees waived	(818)
	Net expenses			5,350
		Net Investment income		104,689
Net realized loss on investments
	Proceeds from sales		450,904
	Less: cost of securities sold based on identified cost		453,018
		Realized net loss		(2,114)
Unrealized gain on investments
	End of year		48,912
	Beginning of year		(40,501)
		Increase in unrealized gain for the period		89,413
		Net realized and unrealized gain on investments		87,299
Net increase in net assets resulting from operations				$191,988

STATEMENT OF CHANGES IN NET ASSETS

		Year ended	Year ended
		Nov. 30, 2001	Nov. 30, 2000
INCREASE IN NET ASSETS
From Operations
	Net investment income	$104,689	$76,637
	Net realized gain (loss) on investments	(2,114)	0
	Net increase in unealized appreciation	89,413	4,544
	Net increase in net assets from operations	191,988	81,181

Dividends to shareowners from
	Net investment income	(104,689)	(76,637)

Fund Share transactions
	Proceeds from sales of shares	578,938	678,511
	Value of shares issued in reinvestment of dividends	103,332	74,941
		682,270	753,522
	Cost of shares redeemed	(310,083)	(138,153)
	Net increase in net assets from share transactions	372,187	615,369
Total increase in net assets		$459,486	$619,913

NET ASSETS
	Beginning of year	1,505,100	885,257
	End of year	$1,964,586	$1,505,170

Shares of the fund sold and redeemed
	Number of shares sold	121,443	151,874
	Number of shares issued in reinvestment of dividends	21,787	16,686
		143,230	168,560
	Number of shares redeemed	(65,605)	(30,840)
Net increase in number of shares outstanding		77,625	137,720

(The accompanying notes are an integral part of these financial statements)

November 30, 2001 Annual Report	11

DISCUSSION OF SEXTANT BOND INCOME FUND PERFORMANCE	(unaudited)

FISCAL YEAR 2001
For the fiscal year ending November 30, 2001, the Sextant Bond Income Fund returned 12.48% – our best year since the 17.69% achieved in 1995. The Fund’s most recent thirty-day SEC yield is 4.86%, down 240 basis points since last year. Consistent with the Fund’s conservative investment philosophy, the Fund’s daily net asset value moved in a relatively narrow range (7.1%, from $4.63 low to $4.96 high). For the fiscal year, the Fund ranked in the top 17% of the 91 funds in the Morningstar “Long-term Bond” category. For the last five years, the Fund has provided a 6.82% annualized total return and ranks in the top 15% of 85 funds in its Morningstar category. The majority of the Fund’s risk and return comes from its minimum average portfolio maturity of ten years. At November 30, 2001, the Fund held Morningstar’s 3-star rating (judged against 1822 Fixed Income funds).

FACTORS AFFECTING PAST PERFORMANCE
The Fund’s average effective maturity was held close to ten years, to reduce market risk and take advantage of an anticipated steepening in the yield curve between ten and thirty years. This strategy benefited the Fund as ten-year rates did fall more than thirty-year rates during the year. The dollar weighted average maturity of the portfolio is currently 11 years.

The portfolio remained primarily invested in quality corporate debt issues through the year. This strategy also benefited the Fund, as investment-grade corporate paper produced a 4.00% higher total return than US Treasury paper as measured by the Solomon Brothers Corporate Index (SBCRP) and the Solomon Brothers Treasury Index (SBGT). Sextant Bond Income Fund’s 12.48% return exceeded the 8.61% one-year return on the Solomon US Treasury Index 10+ years. The Bond market benefited from the marked weakness in equity prices. For the second year, the Fund easily outperformed most equity portfolios.

LOOKING FORWARD
For 2002, we expect long-term US Treasury rates will continue to move within a range of 6.25% to 4.75%. The US economy is signaling that it should begin growing again by mid-2002. Inflation will remain subdued and the yield curve will flatten as the recovery unfolds. We expect this recovery to manifest itself slowly. We do not expect a cyclical rise in rates until after the economic recovery is underway.

The extraordinary events of the last twelve months have created large swings in long interest rates. Despite economic weakness in the US, Asia and South America, long-term interest rates ended the year only slightly lower. Investors are weighing the potential for an economic recovery and higher inflation initiated by lower interest rates and federal income taxes against the possibility of more economic weakness in the US and abroad. At the moment, these forces seem to be roughly in balance with neither a deep recession nor a strong recovery at hand. The failure of long US Treasury rates to come down more indicate the US Government should be cautious about applying any further stimulus.

Although investment grade corporate bonds are no longer cheap to US Treasuries, this year’s flight to quality and the disappearance US budget surplus continue to argue for an overweight position in corporate paper. The Fund’s average maturity will remain close to the ten-year area. The weakening US Government budget, concern about inflation caused by an economic recovery and possibility of the re-issuance of the thirty-year US Treasury bond argue against investing further out on the curve.

12	November 30, 2001 Annual Report

MANAGEMENT FEE CALCULATIONS
The Sextant Bond Income Fund calculates its management fee based on a comparison of the Fund’s return to the return of Morningstar’s “Long-term Bond” category. This category consists of mutual fund portfolios that “focus on corporate and other investment grade issues with an average duration of more than six years or an effective average maturity of more than ten years.” The Fund’s 12-month return (12.48%) exceeded that of the index (8.24%) on November 30, 2001. Therefore, the basic 0.60% management fee would have been increased by the maximum amount of 0.20% to 0.80% for the month of December 2001 as the Fund outperformed its benchmark index by more than 2%. However, no management fee was actually paid, since the advisor has voluntarily waived the entire fee until assets exceed $2 million.

COMPARISON TO INDEX
Comparison of any mutual fund to a market index must be made bearing in mind that the index is unmanaged, and expense-free. Conversely, the fund will (1) be actively managed, (2) have an objective other than mirroring the index, such as limiting risk, (3) bear transaction and other costs, (4) stand ready to buy and sell its securities to shareowners on a daily basis, and (5) provide a wide range of services. The graph below compares $10,000 invested in the Fund at its inception, compared to a similar amount invested in The Salomon Brothers Broad Investment-Grade Bond Index. The graph shows that the investment at the beginning of October 1993 would have risen to $16,246 in the Fund and $18,199 in the Index. The September 1995 changes in this Fund’s investment policy limit the usefulness of this comparison. The returns shown do not reflect the deduction of income taxes that an investor could pay on income received or the sale of profitable investments.

Sextant Bond Income Fund vs. Salomon Broad Investment Grade Bond Index

(graph omitted)

November 30, 2001 Annual Report	13

INVESTMENTS	SEXTANT GROWTH FUND (graphic omitted)

Issue		Number of Shares	Cost	Market Value
Common Stocks (87.8%)

Banking (12.9%)
Convergys*		3,500	$129,041	$116,305
JP Morgan Chase & Co.		1,500	85,433	56,580
Frontier Financial		4,000	90,207	104,120
Washington Mutual		6,750	44,124	211,140
	SUB-TOTAL		348,805	488,145
Computers (12.4%)
3 Com*		5,000	21,560	22,400
Adobe Systems		4,800	50,490	153,984
Apple Computer*		4,000	67,472	85,200
Intuit*		1,500	76,603	65,850
Oracle*		8,000	28,058	112,240
Phoenix Technologies Ltd.*		3,062	29,149	33,008
	SUB-TOTAL		273,332	472,682
Construction (8.8%)
Building Materials Holding*		4,000	44,171	45,000
Lowe's Companies		4,000	135,141	181,240
Weyerhaeuser		2,000	93,867	105,700
	SUB-TOTAL		273,179	331,940
Electronics (4.5%)
Agilent Technologies*		1,200	57,828	32,724
FLIR Systems*		2,500	23,065	100,375
Intel		1,200	81,338	39,192
	SUB-TOTAL		162,231	172,291
Hotels & Motels (2%)
Westcoast Hospitality*		12,000	92,520	75,720
Investments (9.3%)
Neuberger Berman		1,500	80,105	59,535
Schwab (Charles)		20,415	9,117	293,160
	SUB-TOTAL		89,222	352,695
Machinery (1.1%)
Regal-Beloit		2,000	52,106	43,520
Medical (17.8%)
Affymetrix*		2,000	26,862	72,440
Barr Laboratories*		1,000	83,679	73,050
Immunex Corp*		6,000	34,598	162,000
Ligand Pharmaceuticals*		5,000	56,430	82,600
Lilly (Eli)		800	77,567	66,138
Pharmaceutical Product Development*		9,000	80,608	217,080
	SUB-TOTAL		359,744	673,306
Metal Ores (1.3%)
Phelps Dodge		1,330	76,218	47,654
Oil &Gas Production (3.3%)
Noble Drilling*		2,000	14,212	59,000
Williams Companies		2,500	73,415	66,800
	SUB-TOTAL		87,627	125,800
Publishing (1.5%)
Wiley (John) & Sons, Class A		2,400	47,112	55,656
Retail (7.6%)
Target		2,000	48,094	75,080
Whole Foods Market*		5,000	74,348	214,550
	SUB-TOTAL		122,442	289,630
Transportation (5.3%)
Airborne Freight		5,000	60,308	67,150
Southwest Airlines		6,000	90,163	112,500
Trinity Industries		800	22,658	21,328
	SUB-TOTAL		173,129	200,978

Total Investments (87.8%)			$2,157,667	3,330,017
Other Assets (net of liabilities) (12.2%)				461,496

Total Net Assets (100%)				$3,791,513

*Non-income producing

November 30, 2001 Annual Report	15

FINANCIAL HIGHLIGHTS	SEXTANT GROWTH FUND (graphic omitted)
Selected data per share of capital stock outstanding throughout the year

		Year ended November 30,
		2001	2000	1999	1998	1997
Net asset value at beginning of year		$13.16	$12.68	$9.29	$9.58	$7.92
	Income from investment operations
	Net investment income	(0.02)	(0.07)	(0.06)	0.02	(0.01)
	Net gains or losses on securities (both realized and unrealized)	(1.24)	1.36	4.26	(0.09)	2.41

Total from investment operations		(1.26)	1.29	4.20	(0.07)	2.40
	Less distributions
	Dividends (from net investment income)	-	-	(0.14)	(0.02)	(0.01)
	Distributions (from capital gains)	-	(0.81)	(0.67)	(0.20)	(0.73)
Total distributions		-	(0.81)	(0.81)	(0.22)	(0.74)
Net asset value at end of period		$11.90	$13.16	$12.68	$9.29	$9.58
Total Return		(9.57)%	10.16%	44.76%	(0.97)%	30.30%
Ratios / Supplemental Data
Net assets ($000), end of year		$3,792	$3,862	$3,116	$2,139	$2,188
Ratio of expenses to average net assets		0.78%	1.05%	1.12%	0.66%	1.04%
Ratio of net investment income to average net assets		(0.18)%	(0.51)%	(0.50)%	0.19%	(0.12)%
Portfolio turnover rate		8%	20%	28%	41%	25%

STATEMENT OF ASSETS AND LIABILITIES
As of November 30, 2001
Assets
	Investments (cost $2,157,667)		$3,330,017
	Cash		460,012
	Receivable from adviser		2,351
	Dividends receivable		1,358
	Insurance reserve premium		1,214
		Total Assets		3,794,952
Liabilities
	Other Liabilities		3,439
		Total Liabilities		3,439
Net Assets				$3,791,513
Fund Shares Outstanding				318,719
Analysis of Net Assets
	Paid in Capital (unlimited shares authorized, without par value)		$2,610,766
	Accumlated net realized gain on investments		8,397
	Unrealized net appreciation to Fund shares outstanding		1,172,350
		Net Assets applicable to Fund shares outstanding		$3,791,513
Net Asset Value, Offering and Redemption price per share				$11.90

(The accompanying notes are an integral part of these financial statements)

16	November 30, 2001 Annual Report

(Graphic Omitted) SEXTANT GROWTH FUND	STATEMENT OF OPERATIONS
			For the year ended November 30, 2001
Investment income
	Interest income		$21,726
	Miscllaneous income		144
		Gross Investment Income		21,870
Expenses
	Investment advisor and administration fee		16,109
	Professional fees		4,697
	Filing and Registration fees		2,600
	Custodian fees		2,348
	Meetings		1,845
	Insurance fees		1,480
	Printing and postage		1,155
	Miscellaneous expenses		655
	Total gross expenses		30,889
		Less: Custodian fees waived	(2,348)
	Net expenses			28,541
		Net Investment loss		(6,671)
Net realized loss on investments
	Proceeds from sales		274,072
	Less: cost of securities sold based on identified cost		323,791
		Realized net loss		(49,719)
Unrealized gain on investments
	End of year		1,172,350
	Beginning of year		1,476,805
		Decrease in unrealized gain for the period		(304,455)
		Net realized and unrealized loss on investments		(354,174)
Net decrease in net assets resulting from operations				$(360,845)

STATEMENT OF CHANGES IN NET ASSETS
		Year ended	Year ended
		Nov. 30, 2001	Nov. 30, 2000
INCREASE (DECREASE) IN NET ASSETS
From Operations
	Net investment loss	$(6,671)	$(20,519)
	Net realized gain (loss) on investments	(49,719)	210,239
	Net increase (decrease) in unealized appreciation	(304,455)	92,376
	Net increase (decrease) in net assets from operations	(360,845)	282,096

Dividends to shareowners from
	Net investment income	-	(13,280)
	Capital gains distributions	-	(210,270)
		-	($223,550)

Fund Share transactions
	Proceeds from sales of shares	603,793	759,028
	Value of shares issued in reinvestment of dividends	-	222,056
		603,793	981,084
	Cost of shares redeemed	(313,737)	(293,378)
	Net increase in net assets from share transactions	290,056	687,706
Total increase (decrease) in net assets		$(70,789)	$746,252

NET ASSETS
	Beginning of year	3,862,302	3,116,050
	End of year	$3,791,513	$3,862,302

Shares of the fund sold and redeemed
	Number of shares sold	50,805	50,682
	Number of shares issued in reinvestment of dividends	-	16,874
		50,805	67,556
	Number of shares redeemed	(25,630)	(19,692)
Net increase in number of shares outstanding		25,175	47,864

(The accompanying notes are an integral part of these financial statements)

November 30, 2001 Annual Report	17

DISCUSSION OF SEXTANT GROWTH FUND PERFORMANCE	(unaudited)

FISCAL YEAR 2001
For the fiscal year ending November 30, 2001, the Sextant Growth Fund fell -9.6%. While any decline is unfortunate, this result again was better than the market averages as well as most growth funds. The NASDAQ Composite Index declined -25.4%, and the broader S&P 500 Index lost -12.2%. For this latest fiscal year, the Fund again ranked near the top of the 962 funds in its peer Morningstar Large Growth category. For the last five years, the Fund has provided a 13.2% average annualized total return. For the year, total assets dropped 2% to $3.8 million as the Fund continued to attract new investors.

The volatility, risks and returns of the stock market continue. The weak performance of most market segments in 2000 and again in 2001 mean that investor expectations have become more reasonable, removing an impediment to future market returns.

FACTORS AFFECTING PAST PERFORMANCE
The events of 2001 include the September 11 terrorist attacks, the Afghanistan war, recession, a sharp bear market for stocks, and spectacular corporate demises. In addition to dealing with loss of life, property, livelihood, and peace of mind in the wake of these events, many investors endured steep equity declines.

The Fund seeks long-term growth through investment in common stocks of U.S. companies. It generally follows a value investment approach, favoring companies with good fundamentals and relatively low price/earnings ratios. This year's market decline continued last year’s, with many companies, especially those in technology-related businesses, dropping. Our technology stocks suffered, but our mid-sized and smaller companies meant a good overall result.

LOOKING FORWARD
Stocks ultimately reflect their underlying business values. After their weak performance in 2000 and 2001, we feel many stocks are more properly priced. Growth of the U.S. economy is likely to resume in mid-2002, as low interest rates boost consumer confidence, spending and investment. The tax cuts enacted in 2001 will improve savings as well as consumer and business spending.

MANAGEMENT FEE CALCULATIONS
The Sextant Growth Fund calculates part of its management fee based on a comparison of the Fund’s return to the average return in Morningstar's Domestic Growth category. At November 30, 2001, the one-year return for this category average was -9.65%. Because the Fund's 12-month return outperformed this average by less than 1% at November 30, 2001, the adviser earned no bonus or penalty performance fee for the month of December 2001. For the fiscal year, some months of weaker comparative investment performance helped shareowners a bit. The Fund's total expense ratio decreased to 0.78% from 1.05% the prior year.

18	November 30, 2001 Annual Report

COMPARISON TO INDEX
The line graph compares Sextant Growth Fund's performance to that of a broad-based stock market index, the Standard & Poor's 500 Index. Comparison of any mutual fund to a market index must be made bearing in mind that the index is unmanaged, and expense-free. Conversely, the fund will (1) be actively managed, (2) have an objective other than mirroring the index, such as limiting risk, (3) bear transaction and other costs, (4) stand ready to buy and sell its securities to shareholders on a daily basis, and (5) provide a wide range of services. The graph below compares $10,000 invested in the Fund at November 30, 1991 (ten years ago), compared to a similar amount invested in Standard & Poor's 500 Index. The graph shows that the investment in the Fund would have risen to $27,317 and $37,288 in the Index. The 1995 changes in this Fund’s investment objectives and policies limit the usefulness of this comparison. The returns shown do not reflect the deduction of income taxes that an investor could pay on income received or the sale of profitable investments.

Sextant Growth Fund vs. S&P 500 Index

(graph omitted)

November 30, 2001 Annual Report	19

INVESTMENTS	SEXTANT INTERNATIONAL FUND (Graphic Omitted)
Issue		Number of Shares	Cost	Market Value	Country
Common Stocks (77.4%)

Aircraft (1.9%)
Embraer Aircraft ADR		1,500	$38,169	$27,750	Brazil

Banking and Financial (11.8%)
Aegon NV		1,238	11,512	32,931	Netherlands
Australia and New Zealand Bank ADS		500	10,875	22,065	Australia
AXA ADS		1,000	31,165	21,420	France
Banco Bilbao Vizcaya ADS		1,800	7,702	21,960	Spain
ING Groep ADS		1,400	36,134	36,414	Netherlands
Toronto-Dominion Bank		1,400	18,159	35,182	Canada
	SUB-TOTAL		115,547	169,972
Building Materials (4.1%)
C R H plc ADR		2,000	23,075	32,000	Ireland
Hanson plc ADR		800	24,574	26,808	UK
	SUB-TOTAL		47,649	58,808
Computers (15.3%)
Business Objects ADS*		6,000	19,570	201,600	France
Dassault Systems ADS		400	13,875	19,296	France
	SUB-TOTAL		33,445	220,896
Consumer Products (3.2%)
Coca-Cola Femsa ADS		1,500	9,750	28,125	Mexico
Gucci Group NV		200	10,925	17,752	Italy
	SUB-TOTAL		20,675	45,877
Country Funds (.8%)
New Ireland Fund, Inc.		1,082	12,626	11,274	Ireland
Electronics (2.2%)
Epcos AG ADS		500	34,206	23,325	Germany
Sony ADR		200	23,077	9,540	Japan
	SUB-TOTAL		57,283	32,865
Hotels (.4%)
Fairmont Hotels & Resorts		300	3,731	6,408	Canada
Medical-Drugs (3.8%)
Aventis ADS		508	15,859	35,311	France
Glaxo Wellcome plc ADR		400	9,800	20,324	UK
	SUB-TOTAL		25,659	55,635
Metals & Mining (5%)
Fording		1,000	15,170	15,880	Canada
Potash Corp of Saskatchewan		300	21,164	19,819	Canada
Rio Tinto plc ADS		500	31,175	37,725	UK
	SUB-TOTAL		67,509	72,265
Oil & Gas Production (7.1%)
American Movil ADR		2,000	29,725	34,700	Mexico
Petroleum Geo-Services ADS*		1,000	10,979	6,710	Norway
Repsol-YPF ADR		2,000	43,592	28,600	Spain
Total Fina Elf ADR		500	21,864	32,045	France
	SUB-TOTAL		106,160	102,055
20	November 30, 2001 Annual Report

(Graphic Omitted) SEXTANT INTERNATIONAL FUND	INVESTMENTS
Paper Products (1.4%)
Metso ADS*		2,100	22,802	20,370	Finland

Photographic Equipment (3.3%)
Canon, Inc. ADR		1,000	23,427	33,900	Japan
Fuji Photo Film ADR		400	10,050	13,676	Japan
	SUB-TOTAL		33,477	47,576
Real Estate (2.7%)
Intrawest		2,400	41,341	38,640	Canada

Telecommunications (6.5%)
BCE		900	15,830	20,718	Canada
Brasil Telecom Participacoes SA ADS		60	1,387	2,127	Brazil
British Sky Broadcasting ADS		300	11,062	22,008	UK
Nortel Networks		1,412	82,968	11,014	Canada
PT Indosat ADR		1,000	20,952	8,070	Indonesia
Tele Norte Leste Participacoes ADS		335	6,933	4,435	Brazil
Telefonica ADS*		543	12,058	21,677	Spain
Telesp Celular Participacoes ADS		500	24,895	3,700	Brazil
	SUB-TOTAL		176,085	93,749
Transportation (3.4%)
Canadian Pacific Railway Ltd.		600	7,985	11,526	Canada
Desc SA ADR		2,700	42,981	19,845	Mexico
Lan Chile ADS		2,500	18,845	17,750	Chile
	SUB-TOTAL		69,811	49,121
Utilities-Electric (4%)
Enel ADS*		800	35,372	22,744	Italy
Enersis ADS		1,103	24,676	15,056	Chile
Korea Electric Power ADS		2,000	31,961	20,140	Korea
	SUB-TOTAL		92,009	57,940
Utilities-Gas (.5%)
Transport de Gas del Sur ADR		1,500	18,808	6,855	Argentina

Total Investments (77.4%)			$982,786	1,118,056
Other Assets (net of liabilities) (22.6%)				326,785
Total Net Assets (100%)				$1,444,841

* Non-income producing

November 30, 2001 Annual Report	21

FINANCIAL HIGHLIGHTS	SEXTANT INTERNATIONAL FUND (graphic omitted)

Selected data per share of capital stock outstanding throughout each year

		Year ended November 30,
		2001	2000	1999	1998	1997
Net asset value at beginning of year		$8.52	$8.32	$6.81	$6.61	$5.87
	Income from investment operations
	Net investment income	0.04	0.43	0.13	0.04	0.06
	Net gains or losses on securities (both realized and unrealized)	(1.30)	0.20	1.57	0.20	0.74
Total from investment operations		(1.26)	0.63	1.70	0.24	0.80
	Less distributions
	Dividends (from net investment income)	(0.02)	(0.43)	(0.12)	(0.04)	(0.06)
	Distributions (from capital gains)	-	-	(0.07)	-	-
Total distributions		(0.02)	(0.43)	(0.19)	(0.04)	(0.06)
Net asset value at end of period		$7.24	$8.52	$8.32	$6.81	$6.61
Total return		(14.80)%	7.62%	24.90%	3.57%	13.58%
Ratios/supplemental data
Net assets ($000), end of period		$1,445	$1,736	$1,162	$881	$881
Ratio of expenses to average net assets		1.17%	1.20%	0.72%	1.16%	1.51%
Ratio of net investment income to average net assets		0.34%	4.74%	1.74%	0.54%	0.93%
Portfolio turnover rate		6%	11%	17%	18%	9%

STATEMENT OF ASSETS AND LIABILITIES

As of November 30, 2001
Assets
	Investments (Cost $982,786)		$1,118,056
	Cash		325,902
	Dividends Receivable		1,767
	Receivable from adviser		1,028
		Total Assets		1,446,753

Liabilities
	Other Liabilities		1,933
		Total Liabilities		1,933

Net Assets				1,444,820

Fund Shares Outstanding				199,460

Analysis of Net Assets
	Paid in Capital (unlimited shares authorized, without par value)		1,382,507
	Accumulated net investment income		1,470
	Accumlated net realized loss on investments		(74,427)
	Unrealized net appreciation		135,270
		Net Assets applicable to Fund shares outstanding		$1,444,820

Net Asset Value, Offering and Redemption price per share				$7.24

(The accompanying notes are an integral part of these financial statements)

22	November 30, 2001 Annual Report

(graphic omitted) SEXTANT INTERNATIONAL FUND	STATEMENT OF OPERATIONS
			For the year ended November 30, 2001

Investment Income
	Dividend income (net of foreign tax of $3,014)		$20,531
		Gross Investment Income		20,531

Expenses
	Investment advisor and administration fee		9,444
	Custodian fees		2,563
	Professional fees		2,128
	Filing and registration fees		1,532
	Meetings		808
	Printing and postage		638
	Insurance		441
	Miscellaneous expenses		292
	Total gross expenses		17,846
	Less: Custodian fees waived		(2,563)
	Net expenses		15,283
		Net Investment income		$5,248

Net realized loss on investments
	Proceeds from sales		117,679
	Less: cost of securities sold based on identified cost		190,535
		Realized net loss		(72,856)

Unrealized gain on investments
	End of year		135,270
	Beginning of year		325,101
		Decrease in unrealized gain for the period		(189,831)
		Net realized and unrealized loss on investments		(262,687)

Net decrease in net assets resulting from operations				$(257,439)

STATEMENT OF CHANGES IN NET ASSETS
		Year ended	Year ended
		Nov. 30, 2001	Nov. 30, 2000
DECREASE IN NET ASSETS
From Operations
	Net investment income	$5,248	$82,879
	Net realized loss on investments	(72,856)	(1,570)
	Net decrease in unealized appreciation	(189,831)	(82,543)
	Net decrease in net assets from operations	$(257,439)	$(1,234)

Dividends to shareowners from
	Net investment income	(3,779)	(84,173)
	Capital gains distributions	-	-
	Total Distributions	(3,779)	(84,173)

Fund Share transactions
	Proceeds from sales of shares	120,139	712,898
	Value of shares issued in reinvestment of dividends	3,752	83,581
		123,891	796,479
	Cost of shares redeemed	(154,296)	(136,909)
	Net increase (decrease) in net assets from share transactions	(30,405)	659,570
Total increase (decrease) in net assets		$(291,623)	$574,163

NET ASSETS
	Beginning of year	1,736,443	1,162,280
	End of year	$1,444,820	$1,736,443

Shares of the fund sold and redeemed
	Number of shares sold	14,929	67,998
	Number of shares issued in reinvestment of dividends	518	9,810
		15,447	77,808
	Number of shares redeemed	(19,782)	(13,794)
Net increase (decrease) in number of shares outstanding		(4,335)	64,014

(The accompanying notes are an integral part of these financial statements)

November 30, 2001 Annual Report	23

DISCUSSION OF SEXTANT INTERNATIONAL FUND PERFORMANCE	(unaudited)

FISCAL YEAR 2001
For the fiscal year ended November 30, 2001, the Sextant International Fund fell -14.8%. This was the first loss experienced for a fiscal year since the Fund’s inception in 1995. While any decline is unfortunate, this result again was better than the market averages as well as most international funds. The comparable AMEX International Index declined -21.7%. For this latest fiscal year, the Fund ranked in the top 20% of the 776 funds in its peer Morningstar "Foreign Stock" category. For the last five years, the Fund has provided an 6.14% annualized total return.

FACTORS AFFECTING PAST PERFORMANCE
The events of 2001 include the September 11 terrorist attacks in the US, the Afghanistan war, undimished strife in the Middle East, the beginning of a US recession, general bear markets for stocks around the world, and spectacular corporate demises. In addition to dealing with loss of life, property, livelihood, and peace of mind in the wake of these events, many investors endured steep equity declines.

Investing in foreign securities includes risks not present in domestic securities. During 2000 and 2001, we saw that uncertainties at home can create disasters in foreign markets. Our portfolio was more heavily invested in Europe and Canada than Asia, which helped results. Commodity prices remained weak, bringing no relief to our cyclical and resource-based issues. Financials suffered in light of huge insurance claims.

LOOKING FORWARD
The Sextant International Fund is broadly invested in growing companies headquartered outside the United States. Our focus on value investing continued to serve us in 2001, when technology and other “growth” stocks tumbled.
The US economy is signaling that it should begin growing again by mid-2002. We expect this recovery to manifest itself slowly, and inflation will remain subdued. Foreign economies normally recover as the US market buys more foreign goods and services. We expect that our portfolio securities will continue to show growth and the Fund will continue its good long-term performance.

MANAGEMENT FEE CALCULATIONS
The Sextant International Fund calculates part of its management fee based on a comparison of the Fund’s return to the average return of the Morningstar fund category "Foreign Stock". At November 30, 2001, the one-year return for this category average was -15.02%. Because the Fund's 12-month return outperformed this average by less than 1% at November 30,

24	November 30, 2001 Annual Report

2001, the adviser earned no bonus or penalty performance fee for the month of December 2001. The Fund's total expense ratio decreased to 1.17% from 1.20% the prior year.

COMPARISON TO INDEX
Comparison of any fund to an index must be made bearing in mind that the Index is unmanaged, and expense-free. The graph below compares $10,000 invested in the Fund at its inception, compared to a similar amount invested in the AMEX International Index. This capitalization-weighted index averages 50 American Depository Receipts (ADRs) of large worldwide companies, and reflects the types of securities in which Sextant International Fund invests. The graph shows that a $10,000 investment made on September 1995 would have risen to $12,270 in the Fund and $15,886 in the Index. The returns shown do not reflect the deduction of income taxes that an investor could pay on income received or the sale of profitable investments. Past performance is no guarantee of future results.

Sextant International Fund vs. AMEX International Index

(graph omitted)

November 30, 2001 Annual Report	25

NOTES TO FINANCIAL STATEMENTS

Note 1 -Organization
Saturna Investment Trust (the "Trust") was established under Washington State Law as a Business Trust on February 20, 1987. The Trust is registered as a no-load, open-end series investment company under the Investment Company Act of 1940, as amended. Five portfolio series have been created to date: Sextant Short-Term Bond Fund, Sextant Bond Income Fund, Sextant Growth Fund, and Sextant International Fund (the "Funds"), and Idaho Tax-Exempt Fund, distributed through a separate prospectus and the results of which are contained in a separate report.

Note 2 -Significant Accounting Policies
The following is a summary of the significant accounting policies followed by the Funds.

Investments:
Securities traded on a national exchange or the national over-the-counter market system are valued at the last sale price or, in the absence of any sale on that date, the closing bid price. Other securities traded in the over-the-counter market are valued at the last bid price. Fixed-income securities for which there are no publicly available market quotations are valued using a matrix based on maturity, quality, yield and similar factors, which are compared periodically to multiple dealer bids and adjusted by the adviser under policies established by the Trustees.

The cost of securities is the same for accounting and Federal income tax purposes. Securities transactions are recorded on trade date. Realized gains and losses are recorded on the identified cost basis.

Income and Expenses:
Interest income is reduced by the amortization of bond premiums, on a constant yield-to-maturity basis from purchase date to maturity. Interest income is increased by accretion only for bonds underwritten as original issue discounts. Market discounts are recorded as realized gains upon disposition. Cash dividends from equity securities are recorded as income on the ex-dividend date.

Expenses incurred by the Trust on behalf of the Funds (e.g., professional fees) are allocated to the Funds on the basis of relative daily average net assets. The Adviser has agreed to certain limits on expenses, as described below.

Income taxes:
The Funds have elected to be taxed as regulated investment companies under the Internal Revenue Code and distribute substantially all of their taxable net income and realized net gains on investments. Thus, no provision for Federal income taxes is required.

Dividends and distributions to shareowners:
Dividends and distributions to shareowners are recorded on the ex-dividend date. For the Sextant Short-Term Bond Fund and Sextant Bond Income Fund, dividends are paid daily and distributed on the last business day of each month. For the Sextant Growth Fund and Sextant International Fund, dividends are payable at the end of each November. Shareowners electing to reinvest dividends and distributions purchase additional shares at the net asset value on the payable date.

Use of Estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Note 3 -Transactions with Affiliated Persons
Under a contract approved by shareowners on September 28, 1995, Saturna Capital Corporation provides investment advisory services and certain other administrative and distribution services to conduct Trust business. Each of the Funds pays the Adviser a base Investment Advisory and Administrative Services Fee of .60% of average net assets per annum, payable monthly. The base Advisory Fee is subject to adjustment up or down depending on the investment performance of the Fund relative to a specified index. No performance adjustment is applicable during the first year any Agreement is in place. The Adviser has voluntarily undertaken to limit expenses of Sextant Bond Income Fund and Sextant Short-Term Bond Fund to 0.60% through March 31, 2002 and waives its investment advisory and administrative fee as to either Fund completely so long as assets of that Fund are less than $2 million.

For the year ended November 30, 2001, Sextant Bond Income Fund and Sextant Growth Fund incurred advisory expenses of $9,497 and $16,109, respectively. Sextant International Fund incurred advisory expenses of $9,444 and Sextant Short-Term Bond Fund incurred advisory expenses of $10,967.

In accordance with the expense waiver noted above, for the year ended November 30, 2001, Saturna Capital waived $7,135 of the Sextant Short-Term Bond Fund advisory fee and $9,497 of that of Sextant Bond Income Fund.

In accordance with the Funds' custodian agreements with National City Bank, for the year ended November 30, 2001, custodian fees for Bond Income, Short-Term Bond, Growth, and International, were $818, $2,118, $2,348, and $2,563, respectively. The custodian waived its fees for earnings credits.

26	November 30, 2001 Annual Report

One trustee, who also serves as the president of the Trust, is a director and president of the Adviser. The four unaffiliated trustees receive $100 per Board or committee meeting attended. On November 30, 2001, the turstees, officers and their immediate families as a group owned 19.1%, 28.6%, 14.6% and 34.8% of the outstanding shares of Bond Income, Short-Term Bond, Growth and International, respectively.

The Trust acts as a distributor of its own shares, except in those states in which Investors National Corporation (a subsidiary of Saturna Capital Corporation) is itself registered as a broker-dealer and acts as distributor without compensation.

Investors National Corporation is the primary stockbroker used to effect portfolio transactions for Sextant Growth Fund and Sextant International Fund, and was paid $1,644 and $790, respectively in commissions at discount rates during the year ended November 30, 2001.

Note 4 -Federal Income Taxes
At November 30, 2001, Bond Income had capital loss carryforwards of $82,446, of which $47,748 expires in 2002, $15,110 expires in 2003, $11,717 expires in 2005 and $5,730 expires in 2007, and $2,141 expires in 2009; Short-Term Bond had capital loss carryforwards of $37,133 of which $6,971 expires in 2004, $1,405 expires in 2005, $4,467 expires in 2007, $9,191, and $15,099 expires in 2009; and International had a capital loss carryforward of $74,427, of which $1,570 expires in 2008 and $72,857 expires in 2009, subject to regulation. Prior to their expiration, such loss carryforwards may be used to offset future net capital gains realized for federal income tax purposes.

Note 5 -Investments
At November 30, 2001, the net unrealized gain (loss) on investments for Bond Income, Short-Term Bond, Growth and International were $48,912, $75,853, $1,172,350, and $135,270, which consists of unrealized gains of $62,050, $77,095, $1,402,793, and $394,202, and unrealized losses of $13,138, $1,242, $230,443, and $258,932, respectively.

During the year ended November 30, 2001, Bond Income purchased $836,176 of securities and sold $450,904 of securities. Comparable figures for Short-Term Bond are $565,148 purchased $987,863 sold; for Growth $404,811 and $274,072; and for International, $78,905 and $117,657.

(grahic omitted)

PRIVACY STATEMENT

At Saturna Capital, we understand the importance of maintaining the privacy of your financial information. To that end, we want to insure that we protect the confidentiality of any personal information you share with us.

We collect personal information about you from information we receive from you on applications and other forms and from transactions or trades placed with us. Please be assured that except to administer a transaction with an affiliated third party upon your request, we do not disclose any personal information about our customers, or our former customers, to anyone, except as may be required by law. We maintain our own technology resources to minimize the use of outside service providers.

Additionally, Saturna Capital restricts access to personal information about you to those employees who need to know that information to provide products or services to you. We maintain physical, electronic, and procedural safeguards that comply with federal standards to guard your personal information. If you have further questions or concerns about the security or privacy of the information we receive from you, please call us at 1-888/732-6262.

November 30, 2001 Annual Report	27

Web: http://www.saturna.com
E-mail: sextant@saturna.com

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Saturna Capital
Mutual Funds

1300 N. State Street
Bellingham WA 98225-4370

1-800/SATURNA
(800/728-8762)
1-888/732-6262 for automated assistance,
including fund prices

This report is issued for the information of the shareoweners of the Fund. It is not authorized for distribution to prospective investors unless it is accompanied or preceded by an effective prospectus relating to the securities of the Fund. Idaho Tax-Exempt Fund is a series of Saturna Investment Trust.

(graphic omitted)

SEXTANT Mutual Funds

SHORT-TERM BOND BOND INCOME GROWTH INTERNATIONAL ANNUAL REPORT November 30, 2001